UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 7, 2025, the Hartman Group distributed the following letter to shareholders:

SELF-DEALING, INSIDER ENRICHMENT & MISALIGNED INCENTIVES – HOW SILVER STAR BOARD REWARDED ITSELF AT SHAREHOLDERS’ EXPENSE

Dear Shareholders,

There is perhaps no greater betrayal in business than leadership enriching itself while those they serve suffer. Unfortunately, that’s precisely what has unfolded under the current board and executive leadership of Silver Star Properties REIT, Inc.

While you, the shareholders, have watched your investment decline, Silver Star insiders have awarded themselves millions in cash compensation, equity, and long-term incentive plans—with no performance metrics, no personal risk, and no alignment with your interests.

A SHAMELESS GRAB FOR PERSONAL GAIN

Let’s review what insiders gave themselves:

•	1,000,000 shares worth $2 million dollars – issued directly to Haddock without vesting, without cost, and without any demonstrated value creation.

•	Millions in long-term incentives – distributed despite the company operating at a loss and asset values declining.

•	Millions in cash salaries paid far in excess of the market.

This isn’t just poor stewardship—it’s exploitation.

WHERE IS THE SKIN IN THE GAME?

Time and again, SSP leadership claims to be “aligned with shareholders.” But the facts tell another story:

•	Not a single executive or board member except one, has made any personal investment in the company.

•	Every dollar they’ve received has come from your capital—without risk, without transparency, and without oversight.

Their compensation is structured to reward presence, not performance.

ARROGANCE, NOT ACCOUNTABILITY

This public display of arrogance isn’t just unbecoming—it’s a distraction from the truth:

•	They have failed to preserve value.

•	They have failed to protect shareholders.

•	And they have failed to lead with integrity.

A BETTER WAY FORWARD

The Hartman Shareholder Alliance believes in accountability, not enrichment.

We believe board service is a duty—not a personal compensation vehicle. Our nominees, Benjamin Thomas and Brent Longnecker, will:

•	Cancel the stock issued to the executives;

•	Forensically investigate and publicly report all insider compensation and conflicts.

We cannot allow this pattern of insider enrichment to continue unchecked.

This vote is not just about replacing a board—it’s about restoring integrity to the heart of this company and returning capital to shareholders.

Vote for transparency. Vote for fiduciary responsibility. Vote to get your money back. Vote for the Hartman Shareholder Alliance.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.